UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 4, 2010
USG Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-8864	36-3329400

(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

550 West Adams Street,Chicago, Illinois	60661-3676

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (312) 436-4000
(former name and address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On November 4, 2010, the Corporation issued a press release announcing that it has launched a private offering of $300 million aggregate principal amount of senior notes. The notes will be the unsecured obligations of the Corporation. The Corporation’s obligations under the notes will be guaranteed on a senior unsecured basis by certain of its domestic subsidiaries. The notes will be offered and sold only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in accordance with Regulation S under the Securities Act.
     The Corporation intends to use the net proceeds from the sale of the notes for general corporate purposes, which may include the repayment of indebtedness, working capital, capital expenditures and acquisitions.
     A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
     In addition, in connection with the offering, the Corporation disclosed certain supplemental information relating to the Corporation in a private offering memorandum dated November 4, 2010. Such supplemental information is as follows:
     We are currently in discussions regarding a potential amendment and restatement or replacement of our existing senior secured credit facility that, among other things, would extend the maturity date of up to $400 million of the loan commitments thereunder to five years after the effective date of the amendment and restatement or replacement (with the remaining commitments either being terminated or continuing to mature on the original commitment termination date of August 2, 2012). We expect that the extended or replacement senior secured credit facility would be otherwise on terms substantially similar to our current senior secured credit facility, including the ability to increase the commitment thereunder with the consent of any lender that agrees to provide such incremental financing. There can be no assurance, however, that we will amend and restate or replace the existing senior secured credit facility or that any such amendment would be on terms substantially similar to those described above.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
99.1 – USG Corporation press release dated November 4, 2010

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USG CORPORATION Registrant
By:	/s/ Richard H. Fleming
Richard H. Fleming
Executive Vice President and Chief Financial Officer

Date: November 4, 2010

EXHIBIT INDEX

Exhibit
Number	Description

99.1	USG Corporation press release dated November 4, 2010